Exhibit 10.27

November 11, 2015

Mr. Gregory B. Maffei

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Re:Personal Use of Company Aircraft

Dear Greg:

This letter (this “Agreement”) sets forth our agreement with respect to your personal use of aircraft (the “Aircraft”) owned or leased by Liberty Media Corporation (“LMC”) pursuant to the Aircraft Time Sharing Agreements, dated as of the date of this Agreement between LMC or one or more of its affiliates and you (the “Time Sharing Agreements”).  This Agreement is in addition to and supplements our prior letter concerning the Aircraft, dated February 5, 2013 (the “Prior Letter”).

1.Use of the Aircraft.  During the Term (as defined below), you may use up to 30 hours per year of flight time for personal use (the “TSA Allotment”) if you reimburse LMC for such usage pursuant to the Time Sharing Agreements.    You may schedule  flights with LMC’s flight department pursuant to the TSA Allotment subject to availability of the Aircraft.  LMC will not have any obligation to pay you for any unused TSA Allotment, and LMC will have no obligation to continue to own or lease any Aircraft.

2.IRS Reporting.    Pursuant to IRS regulations based on the Standard Industry Fare Level formula (SIFL), the fair market value of flights pursuant to the TSA Allotment minus amounts paid by you under the Time Sharing Agreements,  will be reflected as income on your Form W-2.

3.Term.  The term of this Agreement (the “Term”) will be deemed to have commenced on November 11, 2015, and will expire on the earliest of (i) the date that you cease to be employed by LMC, and (ii) the date that LMC ceases to own or lease any Aircraft.

4.Governing Law.  This Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the State of Colorado without regard to the conflicts of laws principles of that jurisdiction.

5.Entire Agreement.  This Agreement, the Liberty Media Corporation Executive Employment Agreement, dated effective as of December 29, 2014, the Prior Letter and the Time Sharing Agreements constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any and all previous written or oral representations, promises, agreements or understandings of whatever nature between the parties with respect to the subject matter.  This Agreement may not be altered or amended except by an agreement in writing signed by both parties.  This Agreement may be signed in counterparts.

If you are in agreement with the foregoing, please execute the enclosed copy of this letter.

Very truly yours,

Liberty Media Corporation

By:	/s/ Richard N. Baer
Date:	November 11, 2015

Richard N. Baer

Senior Vice President

Agreed:

/s/ Gregory B. Maffei

Gregory B. Maffei

Date:	November 11, 2015